Exhibit 99.1

National Bank Holdings Corporation Announces Fourth Quarter and Full Year 2017 Financial Results

Greenwood Village, Colorado - (PR Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported a net loss of $10.1 million, or $0.37 per share for the fourth quarter of 2017, including a non-cash deferred tax asset re-measurement charge of $18.5 million, or $0.67 per diluted share, and $2.5 million, or $0.06 per diluted share, in one-time expenses primarily related to the acquisition of Peoples, Inc. Adjusting for these items, net income would have been $9.9 million, or $0.36 per diluted share, which compares to $7.2 million, or $0.26 per diluted share for the third quarter of 2017, and $10.0 million, or $0.36 per diluted share for the fourth quarter of 2016. The return on average tangible assets was (0.78)% for the fourth quarter of 2017, or 0.88% when adjusted, which compares to 0.69% for the third quarter of 2017 and 0.95% for the fourth quarter of 2016. The return on average tangible common equity was (7.41)% for the fourth quarter of 2017, or 8.41% when adjusted, which compares to 6.43% for the third quarter of 2017 and 8.87% for the fourth quarter of 2016.

Full year 2017 net income totaled $14.6 million, or $0.53 per diluted share, including a non-cash deferred tax asset re-measurement charge of $18.5 million, or $0.67 per diluted share, and $3.2 million, or $0.07 per diluted share, in one-time expenses primarily related to the acquisition of Peoples, Inc. Adjusting for these items, net income would have been $35.0 million, or $1.26 per diluted share, which compares to $23.1 million, or $0.79 per diluted share during 2016. The return on average tangible assets was 0.38% for the year ended 2017, or 0.82% when adjusted, which compares to 0.57% for the year ended 2016. The return on average tangible common equity was 3.61% for the year ended 2017, or 7.75% when adjusted, which compares to 5.04% for the year ended 2016.

In announcing these results, Chief Executive Officer Tim Laney said, “We are pleased with the continued success of our client relationship focused strategy as we delivered total loan growth of 11.1% for the year and low-cost transaction deposit growth of 10% compared to prior year fourth quarter, after adjusting for banking center divestitures. Credit quality improved meaningfully and the non 310-30 net charge-offs improved to 0.38% versus 0.85% in 2016. Net of legacy energy loans, non 310-30 net charge-offs were 0.12% in 2017. We also continued to make progress on expense management, decreasing expenses 2% year-over-year (net of $3.2 million primarily due to acquisition costs), while investing in initiatives that we believe will produce attractive returns in the future.”

Mr. Laney added, “We were very pleased to close our acquisition of Peoples, Inc. on January 1, 2018, which expands our community bank footprint in highly-attractive and geographically-relevant markets. The acquisition also adds a best-in-class, complementary franchise-centric residential mortgage platform. I look forward to the accelerated growth in profitability that our combined team expects to deliver in 2018 and beyond.”

Fourth Quarter 2017 Highlights

(All comparisons refer to the third quarter of 2017, except as noted)

•	Total loans ended the quarter at $3.2 billion, increasing $58.4 million, or 7.4% annualized, while originated loans outstanding totaled $3.0 billion and increased $72.3 million, or 10.0% annualized.
•

Fully taxable equivalent net interest income totaled $38.6 million, and decreased $0.8 million due to $0.9 million lower accretion income on 310-30 loans. The net interest margin narrowed 0.19% to 3.41% due to a 0.09% impact from higher short-term investments and a 0.09% impact from lower accretion income on 310-30 loans.

•

The non 310-30 provision for loan losses totaled $3.2 million, as net charge-offs totaled $2.1 million. Fourth quarter annualized non 310-30 net charge-offs represented 0.27% of total non 310-30 loans, while the full year was 0.38%, or 0.12% excluding energy charge-offs.

•	Average deposits totaled $4.0 billion and increased $155.2 million, or 15.9% annualized, driven by strong business demand deposit growth of $58.9 million, or 26.7% annualized.
•

Non-interest income totaled $8.9 million and decreased  $0.7 million.  Service charges and bank card fees increased a combined $0.4 million and were more than offset by a $0.5 million decrease in interest rate swap income from commercial clients and a $0.2 million seasonal decrease in gain on sale of mortgages.

•

Non-interest expense totaled $34.0 million and decreased $0.6 million. The quarter included one-time expenses of $2.0 million related to the Peoples acquisition and a $0.5 million accrual for the special $1,000 bonus payments to 490 associates.

•

Tax expense totaled $18.6 million and included an $18.5 million non-cash deferred tax asset charge resulting primarily from corporate tax reform legislation partially offset by $0.8 million in tax benefits from stock compensation activity. The full year effective tax rate was 20% without these discrete items.

•

Common book value per share was $19.81 at December 31, 2017, while tangible common book value per share was $17.94, and $18.89 after consideration of the excess accretable yield value of $0.95 per share. The deferred tax asset re-measurement charge impacted the tangible common book value per share by $0.69.

•

The acquisition of Peoples, Inc. was completed on January 1, 2018, adding estimated assets of $868 million, loans held for investment of $544 million and deposits of $730 million. The aggregate consideration was $146.4 million, of which $36.2 million was cash, and the remainder was settled by delivery of 3,398,477 shares of NBHC common stock. The systems conversion for this transaction is scheduled to be completed in the first quarter of 2018.

Fourth Quarter 2017 Results

(All comparisons refer to the third quarter of 2017, except as noted)

Net Interest Income

Fully taxable equivalent net interest income totaled $38.6 million, and decreased $0.8 million due to $0.9 million lower 310-30 accretion income. Average earning assets increased $151.3 million, or 13.8% annualized, as strong deposit growth increased lower yielding short-term investment balances. The fully taxable equivalent net interest margin narrowed 0.19% to 3.41% due to a 0.09% impact from higher short-term investments and a 0.09% impact from lower accretion income on 310-30 loans.

Loans

Total loans ended the quarter at $3.2 billion, increasing $58.4 million, or 7.4% annualized, while non 310-10 loans totaled $3.1 billion and increased $63.4 million, or 8.4% annualized, led by commercial and industrial loan growth of $89.7 million, or 27.7%, annualized. New loan originations totaled $231.7 million, led by commercial and industrial loan originations of $167.7 million. Loan originations totaled $879.2 million during the past twelve months, resulting in originated loan outstandings growth of 15.0% over December 31, 2016.

Asset Quality and Provision for Loan Losses

Non 310-30 loans totaled $3.1 billion and represented 96.2% of total loans at December 31, 2017. These loans are comprised of originated loans and acquired loans not accounted for under 310-30. The non 310-30 provision for loan losses totaled $3.2 million, supporting net charge-offs of $2.1 million and net loan growth.  Annualized non 310-30 net charge-offs were 0.27%, or 0.08% excluding energy charge-offs. Non-performing non 310-30 loans (comprised of non-accrual loans and non-accrual TDRs) were 0.69% of total non 310-30 loans, compared to 0.64% at September 30, 2017. The non 310-30 allowance for loan losses was 1.02% of total non 310-30 loans, compared to 1.00% at the prior quarter end.

Acquired problem loans accounted for under 310-30 totaled $120.6 million at December 31, 2017 and decreased $5.0 million during the fourth quarter, an annualized decrease of 15.7%.  The life-to-date economic benefit of the accretable yield transfers net of impairments on 310-30 loans totals $222.8 million.

Deposits

Total deposits averaged $4.0 billion and increased $155.2 million, or 15.9% annualized. Average transaction deposits (defined as total deposits less time deposits) increased $158.4 million, or 23.0% annualized, driven by strong business demand deposit growth of $58.9 million, or 26.7% annualized, and interest bearing savings and money market deposit growth of $99.5 million, as we added a number of new commercial clients, and existing clients built cash balances for year-end. Time deposits averaged $1.1 billion and decreased $3.3 million. The cost of deposits was 0.44%, increasing 0.02% from the prior quarter.

Non-Interest Income

Non-interest income totaled $8.9 million, decreasing $0.7 million.  Service charges and bank card fees totaled a combined $7.1 million, representing an increase of $0.4 million from higher instances of service charges and stronger bank card interchange activity. These increases were more than offset by a $0.5 million decrease in interest rate swap income from commercial clients and a $0.2 million seasonal decrease in gain on sale of mortgages. OREO related income decreased $0.1 million compared to the prior quarter, while gain on previously charged-off loans decreased $0.3 million.

Non-Interest Expense

Non-interest expense totaled $34.0 million and decreased $0.6 million. Salaries and benefits increased $1.2 million due to a $1.2 million increase in one-time acquisition costs and a $0.5 million accrual for the special $1,000 bonus payments to 490 associates. Gain on sale of OREO, including problem asset workout expense, improved a combined $2.4 million. Other non-interest expense increased $0.8 million due to a $0.3 million increase in one-time acquisition costs and a $0.5 million increase in other expense categories. One-time acquisition costs totaled $2.0 million during the quarter, increasing $1.6 million.

The “Tax Cuts and Jobs Act” (the “Act”) became effective on December 22, 2017, which among other items reduces the federal corporate tax rate to 21% effective January 1, 2018. As a result of the Act, the deferred tax asset was re-measured at December 31, 2017, resulting in a non-cash, one-time charge of $18.5 million recorded in income tax expense. Income tax expense totaled $18.6 million due to the deferred tax asset re-measurement charge, partially offset by $0.8 million in tax benefits from stock compensation activity. Without these discrete items, tax expense would have been $1.0 million, an effective tax rate of 11%. The lower rate compared to the full year effective tax rate of 20% is due to timing of certain taxable one-time acquisition-related costs.

Capital

Capital ratios continue to be strong and in excess of federal bank regulatory agency “well capitalized” thresholds. Shareholders’ equity totaled $532.4 million at December 31, 2017 and decreased $17.8 million from the prior quarter end. The decrease in equity was due to a net loss resulting from higher tax expense from the deferred tax asset re-measurement charge, as well as a decrease in accumulated other comprehensive income, which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio.

Common book value per share was $19.81 at December 31, 2017 and decreased $0.72, while the tangible common book value per share was $17.94 at December 31, 2017, compared to $18.59 at the prior quarter end. The decreases were primarily driven by the deferred tax asset re-measurement charge of $0.69 and a decrease in accumulated other comprehensive income. The leverage ratio at December 31, 2017 for the consolidated company and the Bank was 9.83% and 8.05%, respectively.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the December 31, 2017 accretable yield balance on the 310-30 loans of $46.6 million would add $1.33 after-tax to the tangible book value per share. A more conservative methodology that management uses values the excess yield above a 4.0% yield and then considers the timing of the excess accreted interest income recognition discounted at 5%. This would add $0.95 after-tax to our tangible book value per share as of December 31, 2017, resulting in a tangible common book value per share of $18.89.

Year-Over-Year Review

(All comparisons refer to the full year 2016, except as noted)

Fully taxable equivalent net interest income totaled $152.2 million and increased $2.4 million, or 1.6%. Average earning assets increased $63.1 million as average originated loans increased $410.4 million, or 17.3%, and were partially offset by the paydowns of higher-yielding 310-30 loans and the continued investment portfolio runoff. The net interest margin widened 0.01% to 3.50% as the yield on earning assets increased 0.07%, led by a 0.27% increase in the originated portfolio yields, mostly offset by an increase in the cost of deposits of 0.05%.

Loan balances at December 31, 2017 totaled $3.2 billion and increased $318.0 million, or 11.1%, while non 310-30 loans outstanding totaled $3.1 billion and increased $343.3 million, or 12.6%. New loan originations between the two periods totaled $879.2 million, led by commercial and industrial loan originations of $515.4 million. The acquired 310-30 loan portfolio declined $25.2 million, or 17.3%.

Total deposits averaged $4.0 billion during the fourth quarter of 2017, increasing $273.5 million, or 7.3% compared to the fourth quarter of 2016, adjusting for the banking center divestitures in the second quarter of 2017. Adjusting for the banking center divestitures, average transaction deposits (defined as total deposits less time deposits) increased $263.1 million, or 10.0% for the fourth quarter of 2017 compared to the fourth quarter of the prior year, with demand deposit growth of $111.8 million, or 13.6%.  Time deposits averaged $1.1 billion for the fourth quarter of 2017,  increasing $10.4 million on an adjusted basis from the fourth quarter of the prior year.  Client repurchase agreements averaged $98.2 million for the fourth quarter of 2017, decreasing $1.3 million from the fourth quarter of the prior year. The mix of transaction deposits to total deposits improved to 71.9% at December  31, 2017 from 69.7% in the prior year. Additionally, the cost of deposits was 0.44% for the fourth quarter of 2017, increasing 0.06% from 0.38%  for the fourth quarter of the prior year due to higher cost of savings, money market and time deposits.

Provision for loan loss expense on non 310-30 loans was $13.1 million during 2017, compared to $24.5 million, a decrease of $11.4 million driven entirely by a reduction in the provision for energy loans. Net charge-offs on non 310-30 loans totaled 0.38%, or 0.12% excluding the energy portfolio, compared to 0.85%, or  0.10% excluding the energy portfolio in 2016. Non-performing non 310-30 loans (comprised of non-accrual loans and non-accrual TDRs) were 0.69% of total non 310-30 loans, compared to 1.13% at December 31, 2016. The non 310-30 allowance for loan losses ended the year at 1.02% of total non 310-30 loans compared to 1.07% at the prior year end.

Non-interest income totaled $39.2 million during 2017, representing a decrease of $0.8 million. Service charges and bank card fees increased a combined $1.3 million, or 5.3%, due to higher instances of both business and personal service charges and  higher bank card interchange activity. Gain on sale of mortgages decreased $0.7 million due to lower volumes.  Other non-interest income increased $0.4 million due to a $2.9 million gain from banking center divestitures in the second quarter of 2017, partially offset by a $0.4 million decrease in swap-related fees and a $1.8 million gain on sale of a building in the prior year. OREO related income also decreased $1.8 million due to income from one large OREO property in the prior year.

Non-interest expense totaled $136.7 million during 2017, and included $3.2 million of one-time expenses primarily related to the Peoples acquisition. Salary and benefits expense increased $0.4 million due to $1.4 million of one-time acquisition costs and a $0.5 million accrual for the special $1,000 bonus payments to 490 associates. Occupancy and equipment expense decreased $1.9 million due to lower depreciation expense. Professional fees decreased $0.2 million and included $0.4 million of one-time acquisition costs. Other non-interest expense increased $2.2 million due to $0.8 million of one-time acquisition costs and a $1.4 million increase in other expense categories primarily due to telecommunications and data processing.

Income tax expense totaled $21.3 million and included an $18.5 million non-cash one-time charge related to the deferred tax asset re-measurement, partially offset by $4.2 million in tax benefits from stock compensation activity. Without these discrete items, tax expense would have been $7.1 million, an effective tax rate of 20%. The lower tax rate compared to the statutory rate reflects the continued success of our tax strategies and tax exempt income in relation to pre-tax income.

Conference Call

Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Friday,  January 26, 2018. Interested parties may listen to this call by dialing (877) 272-6762 (United States) / (615) 800-6832 (International) using the Conference ID of 92242832 and asking for the National Bank Holdings Corporation Fourth Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through February 9, 2018, by dialing (855) 859-2056 (United States) / (404) 537-3406 (International) using the Conference ID of 92242832. The earnings release will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “return on average tangible assets before provision for loan losses and taxes,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” “tangible common equity to tangible assets,” “adjusted net income,” “adjusted income per share,” and “fully taxable equivalent” metrics, are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to shareholder results. Through its bank subsidiary, NBH Bank, National Bank Holdings Corporation operates a network of 105 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, Texas and New Mexico. Its comprehensive residential mortgage banking group primarily serves the bank's core footprint with additional offices in Arizona, California, Nevada and Utah. NBH Bank operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas and New Mexico. It also operates as Community Banks Mortgage, a division of NBH Bank, in Arizona, California, Colorado, Nevada and Utah. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: bankmw.com, cobnks.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in the economy or supply-demand imbalances affecting local real estate values; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions or consolidations; the Company's ability to realize anticipated benefits from enhancements or updates to its core operating systems from time to time without significant change in client service or risk to the Company's control environment; the Company's dependence on information technology and telecommunications systems of third party service providers and the risk of systems failures, interruptions or breaches of security; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company’s stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer; Chief of M&A and Strategy, (720) 529-3315, ir@nationalbankholdings.com

Media: Whitney Bartelli, Chief Marketing Officer, (816) 298-2203, media@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION

FINANCIAL SUMMARY

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except share and per share data)

	For the three months ended			For the year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Total interest and dividend income	$41,889	$42,579	$39,658	$164,421	$160,448
Total interest expense	4,976	4,681	3,873	18,115	14,808
Net interest income	36,913	37,898	35,785	146,306	145,640
Taxable equivalent adjustment	1,676	1,518	1,028	5,852	4,081
Net interest income FTE(1)	38,589	39,416	36,813	152,158	149,721
Provision for loan losses	3,272	3,880	1,282	12,972	23,651
Net interest income after provision for loan losses FTE(1)	35,317	35,536	35,531	139,186	126,070
Non-interest income:
Service charges	4,058	3,585	3,513	14,634	13,900
Bank card fees	3,012	3,076	2,899	12,026	11,429
Gain on sale of mortgages, net	438	668	629	2,154	2,881
Other non-interest income	1,387	2,086	2,891	9,953	9,569
OREO related income	(12)	136	58	438	2,248
Total non-interest income	8,883	9,551	9,990	39,205	40,027
Non-interest expense:
Salaries and benefits	20,526	19,363	19,450	80,188	79,765
Occupancy and equipment	5,107	5,208	5,464	20,994	22,904
Professional fees	890	754	1,153	3,330	3,496
Other non-interest expense	7,564	6,771	6,370	26,979	24,764
Problem asset workout	606	1,636	879	3,994	3,983
Gain on sale of OREO, net	(1,897)	(497)	(263)	(4,150)	(4,383)
Intangible asset amortization	1,232	1,370	1,370	5,342	5,480
Total non-interest expense	34,028	34,605	34,423	136,677	136,009

Income before income taxes FTE(1)	10,172	10,482	11,098	41,714	30,088
Taxable equivalent adjustment	1,676	1,518	1,028	5,852	4,081
Income before income taxes	8,496	8,964	10,070	35,862	26,007
Income tax expense	18,615	1,733	81	21,283	2,947
Net income (loss)	$(10,119)	$7,231	$9,989	$14,579	$23,060
Income (loss) per share - basic	$(0.37)	$0.27	$0.38	$0.54	$0.81
Income (loss) per share - diluted	$(0.37)	$0.26	$0.36	$0.53	$0.79

(1)

Net interest income is presented on a GAAP basis and fully taxable equivalent (FTE) basis, as the Company believes this non-GAAP measure is the preferred industry measurement for this item. The FTE adjustment is for the tax benefit on certain tax exempt loans using the federal tax rate of 35% for each period presented. See non-GAAP reconciliation starting on page 16.

NATIONAL BANK HOLDINGS CORPORATION

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	December 31, 2017	September 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$257,364	$241,160	$152,736
Investment securities available-for-sale	855,345	812,051	884,232
Investment securities held-to-maturity	258,730	275,370	332,505
Non-marketable securities	15,030	15,537	14,949
Loans	3,178,947	3,120,543	2,860,921
Allowance for loan losses	(31,264)	(30,047)	(29,174)
Loans, net	3,147,683	3,090,496	2,831,747
Loans held for sale	4,629	12,212	24,187
Other real estate owned	10,491	12,330	15,662
Premises and equipment, net	93,708	91,654	95,671
Goodwill	59,630	59,630	59,630
Intangible assets, net	1,607	2,840	6,949
Other assets	139,248	155,692	154,778
Total assets	$4,843,465	$4,768,972	$4,573,046
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$902,439	$910,675	$846,744
Interest bearing demand deposits	474,607	431,786	427,538
Savings and money market	1,484,463	1,470,714	1,422,321
Total transaction deposits	2,861,509	2,813,175	2,696,603
Time deposits	1,118,050	1,133,167	1,172,046
Total deposits	3,979,559	3,946,342	3,868,649
Securities sold under agreements to repurchase	130,463	92,814	92,011
Federal Home Loan Bank advances	129,115	129,115	38,665
Other liabilities	71,921	50,457	37,532
Total liabilities	4,311,058	4,218,728	4,036,857
Shareholders' equity:
Common stock	515	515	514
Additional paid in capital	970,668	972,027	984,087
Retained earnings	60,795	73,358	55,454
Treasury stock	(493,329)	(494,321)	(502,104)
Accumulated other comprehensive (loss) income, net of tax	(6,242)	(1,335)	(1,762)
Total shareholders' equity	532,407	550,244	536,189
Total liabilities and shareholders' equity	$4,843,465	$4,768,972	$4,573,046
SHARE DATA
Average basic shares outstanding	27,007,799	26,947,821	26,294,787
Average diluted shares outstanding	27,007,799	27,628,734	27,473,995
Ending shares outstanding	26,875,585	26,802,964	26,386,583
Common book value per share	$19.81	$20.53	$20.32
Tangible common book value per share(1)	$17.94	$18.59	$18.15
Tangible common book value per share, excluding accumulated other comprehensive income(1)	$18.17	$18.64	$18.22
CAPITAL RATIOS
Average equity to average assets	11.41%	11.74%	11.83%
Tangible common equity to tangible assets(1)	10.06%	10.56%	10.61%
Leverage ratio	9.83%	10.43%	10.39%
Tier 1 risk-based capital ratio	12.94%	13.53%	14.15%
Total risk-based capital ratio	13.82%	14.38%	15.03%

(1)	Represents a non-GAAP financial measure. See non-GAAP reconciliation starting on page 16.

NATIONAL BANK HOLDINGS CORPORATION

Loan Portfolio

(Dollars in thousands)

Accounting Treatment Period End Loan Balances

			December 31, 2017		December 31, 2017
	December 31,	September 30,	vs. September 30, 2017	December 31,	vs. December 31, 2016
	2017	2017	% Change	2016	% Change
Non 310-30(1):
Commercial:
Commercial and industrial	$1,376,022	$1,286,355	7.0%	$1,074,696	28.0%
Owner occupied commercial real estate	272,753	276,155	(1.2)%	221,544	23.1%
Agriculture	138,895	132,147	5.1%	134,637	3.2%
Energy	57,460	81,351	(29.4)%	90,273	(36.3)%
Total commercial	1,845,130	1,776,008	3.9%	1,521,150	21.3%
Commercial real estate non-owner occupied	485,141	481,856	0.7%	437,642	10.9%
Residential real estate	703,478	710,954	(1.1)%	728,361	(3.4)%
Consumer	24,575	26,129	(5.9)%	27,916	(12.0)%
Total non 310-30	3,058,324	2,994,947	2.1%	2,715,069	12.6%
ASC 310-30:
Commercial	29,475	31,875	(7.5)%	39,280	(25.0)%
Commercial real estate non-owner occupied	77,908	79,798	(2.4)%	89,150	(12.6)%
Residential real estate	12,759	13,420	(4.9)%	16,524	(22.8)%
Consumer	481	503	(4.4)%	898	(46.4)%
Total ASC 310-30	120,623	125,596	(4.0)%	145,852	(17.3)%
Total loans	$3,178,947	$3,120,543	1.9%	$2,860,921	11.1%

(1)

Included in non 310-30 loans are originated loans of $2,953,339, $2,881,018 and $2,567,638 as of December 31, 2017, September 30, 2017 and December 31, 2016, respectively, and loans acquired under business combinations of $104,985, $113,929 and $147,431 as of December 31, 2017, September 30, 2017 and December  31, 2016, respectively.

Originations(1)

	Fourth quarter	Third quarter	Second quarter	First quarter	Fourth quarter
	2017	2017	2017	2017	2016
Commercial:
Commercial and industrial	$167,699	$73,917	$159,340	$114,414	$109,670
Owner occupied commercial real estate	8,937	32,787	6,899	16,988	18,606
Agriculture	14,050	3,335	16,696	(3,644)	18,480
Energy	(8,121)	(6,993)	9,120	(81)	4,433
Total commercial	182,565	103,046	192,055	127,677	151,189
Commercial real estate non-owner occupied	21,323	46,654	47,312	36,962	30,227
Residential real estate	25,995	28,471	26,979	29,616	89,968
Consumer	1,815	3,122	3,233	2,378	3,566
Total	$231,698	$181,293	$269,579	$196,633	$274,950

(1)

Originations equal, for each quarter, closed end funded loans and net fundings under revolving lines of credit. Net fundings under revolving lines of credit were $65,686, $(12,804), $68,305,  $33,397 and $18,670 as of the fourth quarter 2017, third quarter 2017,  second quarter 2017,  first quarter 2017 and fourth quarter 2016, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the three months ended			For the three months ended			For the three months ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average		Average	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest earning assets:
ASC 310-30 loans	$122,175	$4,787	15.67%	$127,752	$5,667	17.74%	$154,353	$6,603	17.11%
Non 310-30 loans FTE(1)(2)(3)(4)	3,022,165	32,020	4.20%	2,977,214	31,914	4.25%	2,727,296	27,265	3.98%
Investment securities available-for-sale	817,024	3,885	1.90%	848,847	4,011	1.89%	930,398	4,181	1.80%
Investment securities held-to-maturity	268,353	1,848	2.75%	286,604	1,995	2.78%	345,854	2,396	2.77%
Other securities	15,075	220	5.84%	16,843	234	5.56%	13,201	167	5.06%
Interest earning deposits and securities purchased under agreements to resell	250,859	805	1.27%	87,114	276	1.26%	59,075	74	0.50%
Total interest earning assets FTE(4)	$4,495,651	$43,565	3.84%	$4,344,374	$44,097	4.03%	$4,230,177	$40,686	3.83%
Cash and due from banks	$70,804			$67,382			$64,880
Other assets	309,604			313,630			325,960
Allowance for loan losses	(30,321)			(35,103)			(28,789)
Total assets	$4,845,738			$4,690,283			$4,592,228
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,957,306	$1,709	0.35%	$1,857,777	$1,503	0.32%	$1,844,701	$1,296	0.28%
Time deposits	1,128,069	2,704	0.95%	1,131,326	2,565	0.90%	1,169,325	2,362	0.80%
Securities sold under agreements to repurchase	98,218	45	0.18%	91,737	46	0.20%	99,475	38	0.15%
Federal Home Loan Bank advances	129,115	518	1.59%	144,136	567	1.56%	52,199	177	1.36%
Total interest bearing liabilities	$3,312,708	$4,976	0.60%	$3,224,976	$4,681	0.58%	$3,165,700	$3,873	0.49%
Demand deposits	$933,657			$874,750			$835,263
Other liabilities	46,563			39,799			47,794
Total liabilities	4,292,928			4,139,525			4,048,757
Shareholders' equity	552,810			550,758			543,471
Total liabilities and shareholders' equity	$4,845,738			$4,690,283			$4,592,228
Net interest income FTE(4)		$38,589			$39,416			$36,813
Interest rate spread FTE(4)			3.24%			3.45%			3.34%
Net interest earning assets	$1,182,943			$1,119,398			$1,064,477
Net interest margin FTE(4)			3.41%			3.60%			3.46%
Ratio of average interest earning assets to average interest bearing liabilities	135.71%			134.71%			133.63%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $2,912,745, $2,857,318 and $2,570,908, and interest income of $28,646, $28,375 and $23,842, with tax equivalent yields of 4.13%, 4.15% and 3.85% for the three months ended December 31, 2017, September 30, 2017 and December  31, 2016, respectively.

(3)

Non 310-30 loans include loans held-for-sale. Average balances during the three months ended December 31, 2017, September 30, 2017 and December  31, 2016 were $6,935, $9,242 and $24,679, and interest income was $117, $127 and $310 for the same periods, respectively.

(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $1,676, $1,518 and $1,028 for the three months ended December 31, 2017, September 30, 2017 and December  31, 2016, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the year ended December 31, 2017			For the year ended December 31, 2016
	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate
Interest earning assets:
ASC 310-30 loans	$132,130	$22,505	17.03%	$170,330	$33,256	19.52%
Non 310-30 loans FTE(1)(2)(3)(4)	2,905,547	120,596	4.15%	2,545,643	100,142	3.93%
Investment securities available-for-sale	875,430	16,615	1.90%	1,035,679	18,991	1.83%
Investment securities held-to-maturity	296,093	8,226	2.78%	382,366	10,674	2.79%
Other securities	15,249	839	5.50%	14,975	748	4.99%
Interest earning deposits and securities purchased under agreements to resell	128,871	1,492	1.16%	141,178	718	0.51%
Total interest earning assets FTE(4)	$4,353,320	$170,273	3.91%	$4,290,171	$164,529	3.84%
Cash and due from banks	$67,993			$63,513
Other assets	315,660			332,122
Allowance for loan losses	(31,732)			(33,853)
Total assets	$4,705,241			$4,651,953
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,895,852	$6,003	0.32%	$1,865,225	$4,985	0.27%
Time deposits	1,146,380	10,169	0.89%	1,177,523	8,978	0.76%
Securities sold under agreements to repurchase	88,390	164	0.19%	109,246	152	0.14%
Federal Home Loan Bank advances	113,433	1,779	1.57%	45,773	693	1.51%
Total interest bearing liabilities	$3,244,055	$18,115	0.56%	$3,197,767	$14,808	0.46%
Demand deposits	$873,265			$818,901
Other liabilities	41,205			51,587
Total liabilities	4,158,525			4,068,255
Shareholders' equity	546,716			583,698
Total liabilities and shareholders' equity	$4,705,241			$4,651,953
Net interest income FTE(4)		$152,158			$149,721
Interest rate spread FTE(4)			3.35%			3.38%
Net interest earning assets	$1,109,265			$1,092,404
Net interest margin FTE(4)			3.50%			3.49%
Ratio of average interest earning assets to average interest bearing liabilities	134.19%			134.16%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $2,779,344 and $2,368,968, and interest income of $106,965 and $85,792, with tax equivalent yields of 4.06% and 3.79% for the years ended December 31, 2017 and December  31, 2016, respectively.

(3)

Non 310-30 loans include loans held-for-sale. Average balances during the years ended December 31, 2017 and December  31, 2016 were $8,231 and $15,179, and interest income was $523 and $830 for the same periods, respectively.

(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $5,852 and $4,081 for the years ended December 31, 2017 and December  31, 2016, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Allowance for Loan Losses and Asset Quality

(Dollars in thousands)

Allowance for Loan Losses Analysis

	As of and for the three months ended
	December 31, 2017			September 30, 2017			December 31, 2016
	ASC	Non		ASC	Non		ASC	Non
	310-30	310-30		310-30	310-30		310-30	310-30
	loans	loans	Total	loans	loans	Total	loans	loans	Total
Beginning allowance for loan losses	$—	$30,047	$30,047	$142	$34,817	$34,959	$243	$27,778	$28,021
Charge-offs	—	(2,138)	(2,138)	—	(8,843)	(8,843)	—	(259)	(259)
Recoveries	—	84	84	—	51	51	—	130	130
Provision (recoupment)	71	3,200	3,271	(142)	4,022	3,880	(18)	1,300	1,282
Ending ALL	$71	$31,193	$31,264	$—	$30,047	$30,047	$225	$28,949	$29,174
Ratio of annualized net charge-offs to average total loans during the period, respectively	0.00%	0.27%	0.26%	0.00%	1.18%	1.13%	0.00%	0.02%	0.02%
Ratio of ALL to total loans outstanding at period end, respectively	0.06%	1.02%	0.98%	0.00%	1.00%	0.96%	0.15%	1.07%	1.02%
Ratio of ALL to total non-performing loans at period end, respectively(1)	0.00%	148.54%	148.88%	0.00%	156.85%	156.85%	0.00%	94.24%	94.98%
Total loans	$120,623	$3,058,324	$3,178,947	$125,596	$2,994,947	$3,120,543	$145,852	$2,715,069	$2,860,921
Average total loans during the period	$122,175	$3,015,230	$3,137,405	$127,752	$2,967,972	$3,095,724	$154,353	$2,702,617	$2,856,970
Total non-performing loans(1)	$—	$21,000	$21,000	$—	$19,157	$19,157	$—	$30,717	$30,717

(1)

Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

Non 310-30 Past Due Loans

	December 31, 2017	September 30, 2017	December 31, 2016
Loans 30-89 days past due and still accruing interest	$3,681	$1,901	$2,296
Loans 90 days past due and still accruing interest	150	156	—
Non-accrual loans(1)	21,000	19,157	30,717
Total past due and non-accrual loans	$24,831	$21,214	$33,013
Total 90 days past due and still accruing interest and non-accrual loans to total non 310-30 loans	0.69%	0.64%	1.13%
Total non-accrual loans to total non 310-30 loans	0.69%	0.64%	1.13%
% of total past due and non-accrual loans that carry fair value marks	14.66%	17.72%	10.75%

(1)	Includes non-accrual energy loans of $1,645, $3,551 and $12,645 at December 31, 2017, September 30, 2017 and December 31, 2016, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Asset Quality

(Dollars in thousands)

Asset Quality Data

	December 31, 2017	September 30, 2017	December 31, 2016
Non-performing loans(1)	$21,000	$19,157	$30,717
OREO	10,491	12,330	15,662
Total non-performing assets	$31,491	$31,487	$46,379
Accruing restructured loans	$8,461	$7,620	$5,766
Total non-performing loans to total loans	0.66%	0.61%	1.07%
Total non-performing loans (excluding energy sector loans) to total loans (excluding energy sector loans)	0.62%	0.51%	0.65%
Total non-performing assets to total loans and OREO	0.99%	1.01%	1.61%
Total non-performing assets (excluding energy sector loans) to total loans (excluding energy sector loans) and OREO	0.95%	0.92%	1.21%

(1)	Includes non-accrual energy loans of $1,645, $3,551 and $12,645 at December 31, 2017, September 30, 2017 and December 31, 2016, respectively.

Changes in Accretable Yield

	For the three months ended			Life-to-date
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017
Accretable yield at beginning of period	$51,548	$55,663	$63,673	$—
Additions through acquisitions	—	—	—	214,996
Reclassification from non-accretable difference to accretable yield	1,702	1,965	3,704	282,046
Reclassification to non-accretable difference from accretable yield	(1,895)	(413)	(298)	(35,569)
Accretion	(4,787)	(5,667)	(6,603)	(414,905)
Accretable yield at end of period	$46,568	$51,548	$60,476	$46,568

NATIONAL BANK HOLDINGS CORPORATION

Key Ratios

	As of and for the three months ended			As of and for the year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Key Ratios(1)
Return on average assets	(0.83)%	0.61%	0.87%	0.31%	0.50%
Return on average tangible assets(2)	(0.78)%	0.69%	0.95%	0.38%	0.57%
Return on average tangible assets before provision for loan losses and taxes FTE(2)	1.21%	1.35%	1.21%	1.29%	1.29%
Return on average equity	(7.26)%	5.21%	7.31%	2.67%	3.95%
Return on average tangible common equity(2)	(7.41)%	6.43%	8.87%	3.61%	5.04%
Loans to deposits ratio (end of period)	80.00%	79.38%	74.58%	80.00%	74.58%
Non-interest bearing deposits to total deposits (end of period)	22.68%	23.08%	21.89%	22.68%	21.89%
Net interest margin(4)	3.26%	3.46%	3.37%	3.36%	3.39%
Net interest margin FTE(2)(4)	3.41%	3.60%	3.46%	3.50%	3.49%
Interest rate spread FTE(5)	3.24%	3.45%	3.34%	3.35%	3.38%
Yield on earning assets(3)	3.70%	3.89%	3.73%	3.78%	3.74%
Yield on earning assets FTE(2)(3)	3.84%	4.03%	3.83%	3.91%	3.84%
Cost of interest bearing liabilities(3)	0.60%	0.58%	0.49%	0.56%	0.46%
Cost of deposits	0.44%	0.42%	0.38%	0.41%	0.36%
Non-interest expense to average assets	2.79%	2.93%	2.98%	2.90%	2.92%
Efficiency ratio FTE(2)(6)	69.08%	67.87%	70.62%	68.63%	68.79%

Asset Quality Data(7)(8)(9)
Non-performing loans to total loans	0.66%	0.61%	1.07%	0.66%	1.07%
Non-performing assets to total loans and OREO	0.99%	1.01%	1.61%	0.99%	1.61%
Allowance for loan losses to total loans	0.98%	0.96%	1.02%	0.98%	1.02%
Allowance for loan losses to non-performing loans	148.88%	156.85%	94.98%	148.88%	94.98%
Net charge-offs to average loans(1)	0.26%	1.13%	0.02%	0.36%	0.80%
Non 310-30 net charge-offs to average non 310-30 loans(1)	0.27%	1.18%	0.02%	0.38%	0.85%

(1)	Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations below.
(3)

Interest earning assets include assets that earn interest/accretion or dividends. Any market value adjustments on investment securities are excluded from interest earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income on a FTE basis plus non-interest income.
(7)

Non-performing loans consist of non-accruing loans and restructured loans on non-accrual, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Dollars in thousands, except share and per share data)

Tangible Common Book Value Ratios

	December 31, 2017	September 30, 2017	December 31, 2016
Total shareholders' equity	$532,407	$550,244	$536,189
Less: goodwill and intangible assets, net	(61,237)	(62,470)	(66,580)
Add: deferred tax liability related to goodwill	10,873	10,485	9,323
Tangible common equity (non-GAAP)	$482,043	$498,259	$478,932

Total assets	$4,843,465	$4,768,972	$4,573,046
Less: goodwill and intangible assets, net	(61,237)	(62,470)	(66,580)
Add: deferred tax liability related to goodwill	10,873	10,485	9,323
Tangible assets (non-GAAP)	$4,793,101	$4,716,987	$4,515,789

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	10.99%	11.54%	11.72%
Less: impact of goodwill and intangible assets, net	(0.93)%	(0.98)%	(1.11)%
Tangible common equity to tangible assets (non-GAAP)	10.06%	10.56%	10.61%

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$482,043	$498,259	$478,932
Divided by: ending shares outstanding	26,875,585	26,802,964	26,386,583
Tangible common book value per share (non-GAAP)	$17.94	$18.59	$18.15

Tangible common book value per share, excluding accumulated other comprehensive income calculations:
Tangible common equity (non-GAAP)	$482,043	$498,259	$478,932
Less: accumulated other comprehensive income, net of tax	6,242	1,335	1,762
Tangible common book value, excluding accumulated other comprehensive income, net of tax (non-GAAP)	488,285	499,594	480,694
Divided by: ending shares outstanding	26,875,585	26,802,964	26,386,583
Tangible common book value per share, excluding accumulated other comprehensive income, net of tax (non-GAAP)	$18.17	$18.64	$18.22

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands, except share and per share data)

Return on Average Tangible Assets and Return on Average Tangible Equity

	As of and for the three months ended			As of and for the year ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income (loss)	$(10,119)	$7,231	$9,989	$14,579	$23,060
Add: impact of core deposit intangible amortization expense, after tax	752	836	836	3,259	3,343
Net income (loss) adjusted for impact of core deposit intangible amortization expense, after tax	$(9,367)	$8,067	$10,825	$17,838	$26,403

Income before income taxes FTE (non-GAAP)	$10,172	$10,482	$11,098	$41,714	$30,088
Add: impact of core deposit intangible amortization expense, before tax	1,232	1,370	1,370	5,342	5,480
Add: provision for loan losses	3,272	3,880	1,282	12,972	23,651
FTE income adjusted for impact of core deposit intangible amortization expense and provision (non-GAAP)	$14,676	$15,732	$13,750	$60,028	$59,219

Average assets	$4,845,738	$4,690,283	$4,592,228	$4,705,241	$4,651,953
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	(50,945)	(52,665)	(57,932)	(52,958)	(59,977)
Average tangible assets (non-GAAP)	$4,794,793	$4,637,618	$4,534,296	$4,652,283	$4,591,976

Average shareholders' equity	$552,810	$550,758	$543,421	$546,716	$583,686
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	(50,945)	(52,665)	(57,932)	(52,958)	(59,977)
Average tangible common equity (non-GAAP)	$501,865	$498,093	$485,489	$493,758	$523,709

Return on average assets	(0.83)%	0.61%	0.87%	0.31%	0.50%
Return on average tangible assets (non-GAAP)	(0.78)%	0.69%	0.95%	0.38%	0.57%
Return on average tangible assets before provision for loan losses and taxes FTE (non-GAAP)	1.21%	1.35%	1.21%	1.29%	1.29%
Return on average equity	(7.26)%	5.21%	7.31%	2.67%	3.95%
Return on average tangible common equity (non-GAAP)	(7.41)%	6.43%	8.87%	3.61%	5.04%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin

	As of and for the three months ended			As of and for the year ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Interest income	$41,889	$42,579	$39,658	$164,421	$160,448
Add: impact of taxable equivalent adjustment	1,676	1,518	1,028	5,852	4,081
Interest income FTE (non-GAAP)	$43,565	$44,097	$40,686	$170,273	$164,529

Net interest income	$36,913	$37,898	$35,785	$146,306	$145,640
Add: impact of taxable equivalent adjustment	1,676	1,518	1,028	5,852	4,081
Net interest income FTE (non-GAAP)	$38,589	$39,416	$36,813	$152,158	$149,721

Average earning assets	$4,495,651	$4,344,374	$4,230,177	$4,353,320	$4,290,171
Yield on earning assets	3.70%	3.89%	3.73%	3.78%	3.74%
Yield on earning assets FTE (non-GAAP)	3.84%	4.03%	3.83%	3.91%	3.84%
Net interest margin	3.26%	3.46%	3.37%	3.36%	3.39%
Net interest margin FTE (non-GAAP)	3.41%	3.60%	3.46%	3.50%	3.49%

Adjusted Financial Results

	As of and for the	As of and for the
	three months ended	year ended
	December 31, 2017	December 31, 2017
Adjustments to net (loss) income:
Net (loss) income	$(10,119)	$14,579
Adjustments (non-GAAP)(1)	20,002	20,430
Adjusted net income (non-GAAP)	$9,883	$35,009

Adjustments to (loss) income per share:
(Loss) income per share	$(0.37)	$0.53
Adjustments (non-GAAP)(1)	0.73	0.73
Adjusted income per share - diluted (non-GAAP)(1)	$0.36	$1.26

Adjustments to return on average tangible assets:
Adjusted net income (non-GAAP)(1)	$9,883	$35,009
Add: impact of core deposit intangible amortization expense, after tax	752	3,259
Net income adjusted for impact of core deposit intangible amortization expense, after tax(1)	10,635	38,268
Average tangible assets (non-GAAP)	4,794,793	4,652,283
Adjusted return on average tangible assets (non-GAAP)	0.88%	0.82%

Adjustments to return on average tangible common equity:
Net income adjusted for impact of core deposit intangible amortization expense, after tax(1)	10,635	38,268
Average tangible common equity (non-GAAP)	501,865	493,758
Adjusted return on average tangible common equity (non-GAAP)	8.41%	7.75%

(1) Refer to table below for adjustments

Adjustments:
Non-interest expense adjustments:
Acquisition-related	$2,001	$2,691
Bonus accrual	491	491
Total pre-tax adjustments (non-GAAP)	2,492	3,182
Collective tax expense impact	(947)	(1,209)
Deferred tax asset re-measurement	18,457	18,457
Adjustments (non-GAAP)	$20,002	$20,430